Exhibit 99.1

FBR & CO.

February 10, 2017

9:00 a.m. EST

TRANSCRIPT Q4 2016

Operator

Welcome to the FBR & Company fourth quarter 2016 earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to, Linda Eddy, Senior Vice President. You may begin.

Linda Eddy – FBR & Co. – SVP, Investor Relations

Thank you and good morning. This is Linda Eddy, Senior Vice President of Investor Relations for FBR. Before we begin this morning’s call, I would like remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general, economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual report on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix – FBR & Co. – Chairman and CEO

Thanks, Linda and thank you to everyone for joining us this morning. As you can see from our reported results, the fourth quarter was much improved over the first nine months of the year and I would say more in line with historical averages in terms of revenue. That top-line performance combined with our continued cost discipline delivered a solid pre-tax earnings margin of about 13 percent and $5.2 million of pre-tax profit.

Investor optimism following the election has led to improved valuations and interest in several of our key sectors, including Energy and Financials, and we have seen that impact the new issue market in a positive fashion with a pickup in fourth quarter activity; and based on our expanding pipeline and recent results, we are optimistic about a continuation of improved capital markets activity levels.

Investment banking revenue of $28.6 million for the quarter drove the improvement in our overall results, and included a $322 million private placement for an oil field services company. This compares to $14 million for the fourth quarter of 2015 and $9.2 million for the third quarter of 2016. In total, we completed 21 transactions representing $1.7 billion in transaction value during the fourth quarter.

We also achieved strong gains in both ATM and advisory revenues during the quarter, with these two growing product lines contributing 12 percent and 13 percent, respectively, of total investment banking revenue. ATM revenue, in particular, grew sequentially in each quarter during 2016 and is well on its way to another sequential gain in the first quarter of 2017.

Our efforts to further develop the Healthcare industry sector have also produced positive results, with that group generating approximately 14 percent of 2016 banking revenue. That level of production placed Healthcare behind only our Energy and Real Estate practices over the course of the past year.

On the brokerage side, market headwinds continued as revenue from institutional brokerage was $11.3 million during the fourth quarter, down from $12.2 million in the fourth quarter of 2015, but up sequentially from $10.4 million in the third quarter of last year. Full year revenues were $47.7 million in 2016, down from $53.5 million in 2015. Cash equity volumes continue to be under pressure industrywide with continuing net outflows from active, domestic equity managers.

Our security lending business, a component of institutional brokerage, performed well for the quarter and the full year, with 2016 revenue growing to $8.5 million, compared to $7.7 million in 2015.

Throughout 2016, we continued our effort to rationalize expenses and non-comp fixed expenses declined by 8 percent year-over-year to $38.4 million, excluding a $1.3 million, one-time goodwill impairment charge, compared to $41.9 million in 2015. Part of the reduction in these expenses for the year was related to reductions in headcount, and we have additionally taken costs out in areas such as occupancy and technology. We currently estimate non-compensation fixed expenses for 2017 to come in at approximately $37 million, a further reduction from last year’s $38.4 million.

Over the course of last year, FBR returned capital of $13.1 million to shareholders through the open market repurchase of 756,000 shares at an average price of $17.34 per share, with an additional $9.3 million of repurchases through tax settlements on employee share vestings. In addition, we paid $6.2 million in quarterly cash dividends throughout the year.

At December 31, shareholder’s equity totaled $117 million, down from $211 million at the end of 2015, predominantly due to the third quarter reserve against our deferred tax assets. Tangible book value per share ended the year at $15.51. Cash balances totaled $75 million on December 31, up from $53 million on September 30 and $70 million at the end of 2015.

It’s been well documented that the 2016 IPO market was historic in its lack of activity. In fact over the course of 2015 and 2016, the small cap IPO market contracted by over 50 percent. Inevitably, that created a challenging environment for a small cap focused, book running equity franchise like ours. But as we have following previous periods of IPO and new issue weakness, we are broadly participating and even leading the market in certain instances as activity begins to rebound.

Specifically, in the last 60 days, we have priced as book runner, two 144A’s, one REIT IPO, participated in a number of recent IPOs as co-manager, seen continued growth in our ATM executions, and most importantly seen a dramatic increase in issuers seeking our advice and assistance in quickly accessing what has been a more receptive equity market. Because our team has remained focused on clients, even through a historically low year, we are well positioned to do what we do best – help issuers rapidly access the institutional market for equity in order to take advantage of growth opportunities and allow investors to access alpha-generating investment opportunities that provide differentiation to their client returns.

While we are tremendously pleased with a better fourth quarter, and I want to thank each of our employees and clients for their continued support, we are far from satisfied with where we are. Key areas of our focus in 2017 will include working toward more consistent revenue and earnings performance and growing those areas of our business that are less directly correlated to the new issue market.

Thank you for joining us this morning. Operator, we will now take questions.

Operator

(Operator Instructions)

Alex Paris – Barrington Research Associates, Inc. – Analyst

What a difference 60 days makes. I have a few questions for you. You said in the last 60 days you did two 144A’s; was one in the fourth quarter and then one already in the first quarter? Is that what I should take away?

Rick Hendrix

Yes. We referenced in the press release that we have gotten off to a pretty good start in the first quarter of this year. We did one significant 144A in the fourth quarter, and just this week, we priced another 144A in energy services and also priced a REIT IPO last night.

Alex Paris

Great, then obviously, the energy 144A in the fourth quarter that was a large one, it was out there in the public realm, I think it was Select Energy. How would you characterize the 144A you did in the first quarter? Is it similar size or smaller?

Rick Hendrix

It’s smaller. From a revenue perspective, it’s probably in the neighborhood of 60 – 65 percent of the deal in the fourth quarter.

Alex Paris

Then historically, obviously, 2016 was an anomaly, I hope. You’ve tended to do four, five, six of these 144A’s per year. Do you see kind of getting back to that in 2017? I know it’s hard to say, but …

Rick Hendrix

It’s really difficult, Alex, to say, we definitely have a pipeline that would support that. I would tell you, we’ve got client engagement that would suggest that we will have the opportunity to go clearly to the high end of that. But it’s really going to be market dependent. If we get a really difficult small-cap IPO market, because that’s really what this is part of, even with client interest, we will have a hard time getting to those numbers. But, with a constructive market, I think, we have every reason to believe that we would perform at the high end of our historical range.

Alex Paris

Speaking of small-caps, in your overview comments, you said the small-cap IPO market was hit hard. But with the market rally, post-election, there’s a little bit better environment. You did a lead-managed IPO here recently, you did a couple 144A’s, what’s your feeling for small-cap IPOs as we stand today in 2017? Obviously, there was a surge after the election, it seems like things have settled down a little bit here. What’s your thinking?

Rick Hendrix

Well, I think we’re definitely in a more constructive market than we were for most of 2016. But we are clearly cautiously optimistic. I think we know that we have high valuations in a lot of sectors and I think there is uncertainty, clearly in terms of things outside the market that could impact the number of key industries. So right this minute, we feel pretty good about the market, but I think like many firms and many market participants, we are cautious. I like where we are right this minute, better than I did 12 months ago, but I don’t think we are necessarily forecasting strength for all of 2017. We’re going to be positioned for it, but we will have to see how the market develops.

Alex Paris

Sounds reasonable, last question. Thanks for the guidance on non-comp expense in 2017. How should I be thinking about the comp ratio in 2017?

Rick Hendrix

The comp ratio in every year, our target is mid- to high-50%s. When we go through periods like we did in the first part of 2016, where we meaningfully underperformed revenue-wise because of the fixed component of compensation, we can’t stay in those ranges. So, our target remains mid- to high-50%s and as long as we generate revenue that is not even necessarily exactly like the fourth quarter, but more in line with historical averages, we should be in that range.

Alex Paris

One clarification point, you said in your overview comments about ATM activity, just to make sure I have got it right, that represented 12 percent of fourth quarter investment banking revenue?

Rick Hendrix

Yes, that is right. That part of our business is off to a pretty good start in 2017. Also, that product has been widely adopted by our bankers. It clearly is a more heavily accessed execution style just in the market generally. But we have a particularly strong execution capability there and we expect that to continue to grow through the course of the year.

Alex Paris

Well, thank you very much. Good luck in 2017.

Rick Hendrix

Thanks, Alex.

Operator

(Operator Instructions)

Rick Hendrix

Operator, if there are no further questions, I want to thank everybody for joining us this morning and we look forward to talking to you at the conclusion of the first quarter.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now. Everyone, have a great day.